UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Equitable Resources, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUBJECT:  ANNUAL SHAREHOLDERS’ MEETING

The Company’s Annual Meeting of Shareholders will be held in Pittsburgh on Wednesday, April 11, 2007.  Proxy material was mailed to all record shareholders on March 12, 2007, as well as to participants in the Company’s 401(k) Plan who have an Equitable stock account and to employees who hold restricted Equitable shares.  If you own Equitable stock in “street name” through a broker, you will receive the same material from that source.

Your vote is more important than ever in 2007.  This year’s proxy includes two non-routine matters — proposed clarifying amendments to the Articles of Incorporation as well as a shareholder proposal.

In order to pass, the proposed amendments to the Articles of Incorporation require the affirmative vote of a majority of the voting power outstanding on the record date.  Banks and brokers who do not receive instructions are not permitted to vote on non-routine matters.  Consequently, shareholders who do vote will influence the outcome of the election in greater proportion than their percentage ownership of the company.  Abstaining will effectively result in a vote against the proposed amendments.  Management urges you to vote in favor of the proposed amendments to the Articles of Incorporation.

The shareholder proposal seeks to limit the company’s ability to pay annual and long term bonuses to all employees unless the company’s performance exceeds its peers’ median or mean performance on selected financial criteria.  The company strongly believes in a pay for performance culture, but it also believes that the proposing shareholder’s rigid policy focusing on a single performance measure would prevent the company from paying bonuses to all employees in circumstances when payments otherwise would be made under the company’s existing plans. Management urges you to vote against the proposing shareholder’s inflexible formulaic approach toward compensation.

You can read more about each proposal, and the other matters expected to be brought before the annual meeting of shareholders in the company’s proxy statement.

If you have not already done so, as soon as possible please vote:

•                  proxies received from your broker via the Internet, telephone or by signing, dating and returning the cards in the envelopes provided;

•                  direction cards for the 401(k) shares by returning the cards in the envelope addressed to Mellon Investor Services which will tabulate the votes for Fidelity.  Fidelity in turn will vote your shares as directed by you on the direction card. You are not permitted to vote these shares via the Internet or telephone.

•                  direction cards for restricted shares by returning the cards to Jean F. Marks for recording and tabulation.  You are not permitted to vote these shares via the Internet or telephone.

Please vote all of your shares by responding to each proxy or direction card promptly.

Because a large number of employees are shareholders, we obviously could not operate efficiently if we were to invite all employee shareholders to attend the Annual Meeting.  Therefore, only those employees who are specifically requested by Murry Gerber to be present at the shareholders’ meeting will be authorized to attend.  Otherwise, you will need to take vacation if you wish to attend the meeting.

If you have any questions, please call the Corporate Secretary’s office at 412-553-5891.

Managers, please post this for the benefit of those employees who do not have e-mail access.